Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

May 8, 2013

CyrusOne LP and CyrusOne Finance Corp.

$525,000,000 Aggregate Principal Amount of 6.375% Senior Notes due 2022

Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for CyrusOne LP, a Maryland limited partnership (“CyrusOne”), and CyrusOne Finance Corp., a Maryland corporation (“Finance” and, together with CyrusOne, the “Issuers”), in connection with the filing by the Issuers with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance and offer to exchange up to $525,000,000 aggregate principal amount of new 6.375% Senior Notes due 2022 (the “Exchange Notes”) for a like aggregate principal amount of outstanding 6.375% Senior Notes due 2022, which have certain transfer restrictions (the “Original Notes”). The Exchange Notes are to be issued pursuant to the indenture dated as of November 20, 2012 (the “Indenture”), among the Issuers, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee (the “Trustee”). The Exchange Notes are to be guaranteed (the “Guarantees”) by the guarantors listed on Annex A hereto (the “Guarantors”) on the terms and subject to the conditions set forth in the Indenture.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Certificate of Incorporation and by-laws of CyrusOne TRS Inc., a Delaware corporation (“TRS”); (b) the Certificate of Formation and limited liability company agreement of CyrusOne LLC, a Delaware limited liability company (formerly, CyrusOne Inc., “CO LLC”); (c) the Certificate of Formation and limited liability company agreement of Cyrus One Foreign Holdings LLC (“Foreign Holdings” and, together with TRS and CO LLC, the “Delaware Guarantors”); (d) the written consents adopted by the Board of Directors or the sole member, as applicable, of TRS, CO LLC and Foreign Holdings, in each case, dated as of May 7, 2013; and (e) the Indenture (including the Guarantees therein) and the form of Exchange Note included therein;

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We also have assumed, with your consent, that the Indenture (including the Guarantees therein) has been duly authorized, executed and delivered by the Issuers, the Guarantors (other than the Delaware Guarantors) and the Trustee and that the form of the Exchange Notes will conform to that included in the Indenture.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1. Assuming the Exchange Notes have been duly authorized by the Issuers, the Exchange Notes, when executed and authenticated (including the due authentication of the Exchange Notes by the Trustee) in accordance with the provisions of the Indenture and issued and delivered in exchange for the Original Notes, will constitute legal, valid and binding obligations of the Issuers enforceable against the Issuers in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

2. The Indenture (including the Guarantees therein) has been duly authorized, executed and delivered by each Delaware Guarantor and, assuming that the Indenture (including the Guarantees therein) has been duly authorized, executed and delivered by the Issuers, each other Guarantor and the Trustee, when the Exchange Notes are executed and authenticated (including the due authentication of the Exchange Notes by the Trustee) in accordance with the provisions of the Indenture and issued and delivered in exchange for the Original Notes, each Guarantee will constitute the legal, valid and binding obligation of the applicable Guarantor enforceable against such Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware. In particular, we do not purport to pass on any matter governed by the laws of the State of Maryland.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

CyrusOne LP and CyrusOne Finance Corp.

1649 West Frankford Road

Carrollton, TX 75007

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Annex A

Guarantors	State or Other Jurisdiction of Incorporation or Organization

CyrusOne Inc.	Maryland
CyrusOne GP	Maryland
CyrusOne Foreign Holdings LLC	Delaware
CyrusOne LLC	Delaware
CyrusOne TRS Inc.	Delaware